Exhibit 99.1

LB Pharmaceuticals Reports Third Quarter 2026 Financial Results and Provides Corporate Update

Strengthened leadership with the appointment of Susan G. Kozauer, M.D., as Chief Medical Officer and Joseph Miller as Chief Financial Officer

On track for topline data readout from the pivotal Phase 3 NOVA-2 trial of LB-102 in schizophrenia in 1H 2027

Presented new preclinical data supporting LB-102’s bimodal mechanism of action at the 39th ECNP Congress

Completed a private placement of $150 million to fund expansion of LB-102 into new indications

Cash, cash equivalents, and short-term investments of $403.8 million as of September 30, 2026, expected to fund operations beyond Q2 2029, through multiple clinical milestones

NEW YORK, November 5, 2026 (GLOBE NEWSWIRE) – LB Pharmaceuticals Inc (“LB Pharmaceuticals” or the “Company”) (Nasdaq: LBRX), a neuromedicines company dedicated to developing and commercializing high-impact therapies that address the multiple dimensions of underserved brain disorders, today announced financial results for the third quarter ended September 30, 2026, and provided a corporate update.

“We recently strengthened our leadership team with the appointments of Dr. Susan Kozauer as Chief Medical Officer and Joe Miller as Chief Financial Officer, adding two highly accomplished executives whose expertise is directly aligned with our next phase of growth as we advance LB-102 across multiple neuropsychiatric indications and prepare for potential commercialization in schizophrenia,” said Heather Turner, Chief Executive Officer of LB Pharmaceuticals. “Our recent R&D Day highlighted why we believe LB-102 has the potential to become the branded antipsychotic of choice, based on a differentiated profile with the potential to balance efficacy, tolerability, and simplicity of use. We remain on track to report topline results from our Phase 3 NOVA-2 trial of LB-102 in schizophrenia in the first half of 2027. With a strong balance sheet and cash runway expected to extend beyond the second quarter of 2029, we believe we are exceptionally well positioned to maximize the broader potential of LB-102.”

Third Quarter 2026 and Recent Highlights

The Company’s lead asset, LB-102, is a novel investigational medicine designed to address the substantial unmet treatment needs of patients living with schizophrenia, bipolar depression, major depressive disorder (“MDD”), and other brain disorders. LB-102 is in late-stage development and has the opportunity to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States.

LB-102 in Schizophrenia

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Enrollment in the pivotal Phase 3 NOVA-2 trial evaluating the efficacy and safety of LB-102 in patients with acute schizophrenia continues to progress strongly with topline data expected in the first half of 2027. The Company expects to schedule a pre-New Drug Application meeting with the U.S. Food and Drug Administration (“FDA”) thereafter in the second half of 2027.

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The 52-week open-label safety and tolerability trial (NOVA-3), evaluating the long-term safety and tolerability of LB-102 in patients with stable schizophrenia, continues to enroll eligible patients who have completed NOVA-2, as well as de novo patients.

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Presented four posters at the 39th European College of Neuropsychopharmacology (ECNP) Congress in October 2026 highlighting new preclinical data supporting LB-102’s bimodal mechanism of action and the late-stage clinical development program in schizophrenia.

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Based on ongoing engagement with FDA about a trial in predominantly negative symptoms of schizophrenia, the Company expects to provide an update about a potential trial design in the first quarter of 2027.

LB-102 in Mood Disorders: Bipolar Depression and Adjunctive Treatment of MDD

•	The Phase 2 ILLUMINATE-1 trial evaluating the efficacy and safety of LB-102 in patients with bipolar 1 depression continues to enroll patients, with topline data expected in the first quarter of 2028.

•	Initiation of the Phase 2 trial in the adjunctive treatment of MDD is expected in early 2027, with topline data expected in the first half of 2029.

Corporate Updates

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In July 2026, the Company completed a private placement of $150.0 million with participation from new and existing institutional investors. The proceeds are intended to fund expansion of LB-102 into new indications, potentially including negative symptoms of schizophrenia and Alzheimer’s disease psychosis/agitation, and for general corporate purposes. Net proceeds were approximately $140.9 million, after deducting financial advisory fees and other financing expenses.

•	In September 2026, the Company announced the appointments of:

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Susan G. Kozauer, M.D., as Chief Medical Officer. Dr. Kozauer is a leader in neuropsychiatric drug development with more than two decades of development expertise spanning early-stage clinical studies through regulatory approval.

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Joseph Miller as Chief Financial Officer. Mr. Miller is a biopharmaceutical finance executive with more than two decades of experience leading financial strategy and operations and enterprise transformation for publicly traded companies.

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In October 2026, the Company’s management hosted an R&D Day, featuring Roger McIntyre, M.D., FRCPC. The event highlighted new scientific insights on LB-102’s unique mechanism of action that underlies the emerging clinical profile and potential opportunity across a wide variety of brain disorders, and featured discussion of the ongoing Phase 3 trial in schizophrenia, its upcoming topline data readout, and pre-commercial planning activities.

Financial Results for the Three and Nine Months Ended September 30, 2026

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Research & Development Expenses: Research and development expenses were $51.5 million for the three months ended September 30, 2026, compared to $2.4 million for the three months ended September 30, 2025. For the nine months ended September 30, 2026, research and development expenses were $110.3 million, compared to $8.3 million for the nine months ended September 30, 2025. The increases are primarily attributable to the advancement of our Phase 3 trial of LB-102 in the treatment of patients with acute schizophrenia, and our Phase 2 trial of LB-102 in the treatment of patients with bipolar depression.

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General & Administrative Expenses: General and administrative expenses were $11.0 million for the three months ended September 30, 2026, compared to $2.8 million for the three months ended September 30, 2025. For the nine months ended September 30, 2026, general and administrative expenses were $28.2 million, compared to $8.3 million for the nine months ended September 30, 2025. The increases are primarily attributable to cash and non-cash compensation due to an increase in employee headcount, as well as increased consulting expenses and costs associated with being a public company.

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Net Loss: Net loss was $59.1 million for the three months ended September 30, 2026, as compared to $3.6 million for the three months ended September 30, 2025. For the nine months ended September 30, 2026, net loss was $129.7 million, as compared to $13.7 million for the nine months ended September 30, 2025.

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Cash Position: Cash, cash equivalents, and short-term investments as of September 30, 2026, were $403.8 million. Based on current operating assumptions, the Company anticipates its current cash, cash equivalents, and short-term investments will support its planned operations beyond the second quarter of 2029.

About LB Pharmaceuticals

LB Pharmaceuticals is a neuromedicines company dedicated to developing and commercializing high-impact therapies that address the multiple dimensions of underserved brain disorders. The Company is building a pipeline that leverages the broad therapeutic potential of its lead product candidate, LB-102, which the Company believes has the opportunity to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. LB-102, if approved, has the potential to become a mainstay of psychiatric practice by offering balanced clinical activity and tolerability along with simplicity of use that provides a potentially attractive alternative to branded and generic therapeutics for the treatment of a broad range of neuropsychiatric diseases.

About LB-102

LB-102 is a novel, once-daily, orally administered investigational small molecule being developed for multiple neuropsychiatric disorders. It is a new chemical entity that has been structurally engineered with a modification to amisulpride, a widely used antipsychotic outside the United States, and has the potential to be the first benzamide antipsychotic in the United States for the treatment of neuropsychiatric disorders. LB-102 was developed with the aim of retaining amisulpride’s benefits while addressing its limitations. LB-102 is a potent and selective antagonist of D2, D3, and 5-HT7 receptors with few off-target effects and which may have broad therapeutic potential across psychosis and mood disorders. In early 2025, LB Pharmaceuticals announced positive data from a four-week placebo-controlled, double-blinded, Phase 2 trial in patients with acute schizophrenia. In this trial, LB-102 demonstrated statistically significant benefit versus placebo at all doses studied, including rapid onset of effect at week 1 and sustained benefit through the endpoint of the trial, a potentially class-leading safety profile with low rates of EPS (including akathisia), minimal sedation and few GI side effects, alongside effects on negative symptoms and cognitive performance. These data underscore LB-102’s potential to address multiple dimensions of neuropsychiatric illness. The pivotal Phase 3 NOVA-2 trial of LB-102 for acute schizophrenia and the Phase 2 ILLUMINATE-1 trial of LB-102 for bipolar 1 depression are ongoing, and a Phase 2 trial of LB-102 in adjunctive treatment of MDD is planned. The Company is also pursuing additional expansion opportunities for LB-102 including predominantly negative symptoms of schizophrenia, Alzheimer’s disease psychosis and agitation, as well as other neuropsychiatric diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the expected clinical development and regulatory pathway and therapeutic benefits of LB-102; the design, objectives, initiation, timing, progress and results of clinical trials of LB-102, including the pivotal Phase 3 NOVA-2 trial in acute schizophrenia and the expected pre-NDA meeting with the FDA, our open label trial (NOVA-3), the Phase 2 ILLUMINATE-1 trial in bipolar 1 depression and the Phase 2 trial for the adjunctive treatment of MDD; the Company’s plan to pursue any additional indications including negative symptoms of schizophrenia and Alzheimer’s disease psychosis/agitation; the intended use of proceeds from the Company’s July 2026 private placement; the Company’s pre-commercial planning activities; and anticipated cash runway beyond the second quarter of 2029; continued advancement of LB-102 and the Company’s portfolio. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: the Company’s limited operating history and historical losses; the Company’s ability to raise additional funding to complete the development and any commercialization of LB-102; the Company’s dependence on the success of its lead product candidate, LB-102; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidate; the early stages of clinical development of the Company’s lead product candidate, LB-102; any undesirable side effects or other properties of the Company’s product candidate; that the Company may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and its other documents to be subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media and Investor Contact:

Ellen Rose

erose@lbpharma.us

LB Pharmaceuticals Inc

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$51,516	$2,419	$110,307	$8,261
General and administrative	10,982	2,827	28,211	8,273

Total operating loss	(62,498)	(5,246)	(138,518)	(16,534)
Non-operating income
Interest income	3,771	707	9,596	1,120
Realized gain on sale of short-term investments, net	3	—	3	119
(Loss) gain on change in fair value of derivative instruments	(342)	983	(804)	1,562

Total non-operating income	3,432	1,690	8,795	2,801

Loss before income tax	(59,066)	(3,556)	(129,723)	(13,733)
Income tax provision	—	—	—	—

Net loss	$(59,066)	$(3,556)	$(129,723)	$(13,733)

Net loss per share, basic and diluted	$(1.79)	$(0.61)	$(4.25)	$(6.26)
Weighted average shares outstanding used in calculating net loss per share, basic and diluted	33,080,348	5,806,862	30,504,318	2,195,199

LB Pharmaceuticals Inc

Unaudited Condensed Balance Sheets

(In thousands)

	As of
	September 30, 2026	December 31, 2025
Cash, cash equivalents and short-term investments	$403,760	$295,213
Total assets	$453,370	$312,934
Total liabilities	$35,730	$11,624
Total stockholders’ equity	$417,640	$301,310